UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 23, 2006

RICA FOODS, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

0-18222	87-0432572
(Commission file number)	(I.R.S. Employer Identification No.)

From Intel Office, 800 meters West, 200 meters North and 300 meters West

City La Ribera de Belen, Heredia, Costa Rica

(Address of principal executive offices)

(506) 298-1880

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 23, 2006, the American Stock Exchange (the “AMEX”) notified Rica Foods, Inc. (the “Company”) of the decision by the AMEX Listing Qualifications Panel (the “Panel”) to seek to delist the Company’s common stock from the AMEX. The decision follows a hearing before the Panel on March 20, 2006. The Panel affirmed the AMEX Staff’s determination to delist the Company’s common stock due to the Company’s non-compliance with certain of the AMEX’s continued listing standards.

According to the AMEX notice, the Company may request that the full Committee on Securities (the “Committee”) review the decision of the Panel. The request for review must be made in writing and received by the AMEX within 15 calendar days from March 23, 2006. A request for review by the Committee, however, will not operate as a stay of the Panel’s decision and, accordingly, the AMEX has indicated that it will permanently suspend trading in the Company’s common stock and will file an application with the U.S. Securities and Exchange Commission to strike the Company’s common stock from listing and registration, when and if authorized in accordance with Sections 1205(g), 1206(d) and 1206(e) of the AMEX Company Guide.

The Company is currently evaluating whether to request that the Committee review the Panel’s decision to affirm the AMEX Staff’s determination to delist the Company’s common stock. The Company intends to seek quotation of its securities on the Pink Sheets, a centralized electronic quotation service for over-the-counter securities, to the extent market makers demonstrate an interest in trading in the Company’s common stock. However, the Company can give no assurance that trading in its stock will commence on the Pink Sheets or in any other forum.

On March 29, 2006, the Company issued a press release to announce this event. A copy of the press release is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit 99.1 Press Release dated March 29, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 27, 2006

RICA FOODS, INC.

By:	/s/ Gustavo Barboza
Name:	Gustavo Barboza
Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated March 29, 2006